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                                                                     Exhibit 3.1

                           SIXTH RESTATED CERTIFICATE

                       OF INCORPORATION OF NITROMED, INC.

     NITROMED, INC. ("Corporation"), a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

     FIRST: The name of the Corporation is NitroMed, Inc. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of the State of Delaware on March 9, 1992. A Restated Certificate of Incorporation of the Corporation was filed on December 2, 1993 and was amended on July 27, 1994 and December 20, 1994. A Second Restated Certificate of Incorporation was filed on June 19, 1995, and was amended on January 10, 1996, April 11, 1996, September 30, 1996, December 17, 1996,
February 10, 1997, April 4, 1997, April 7, 1997 and July 31, 1997. A Third Restated Certificate of Incorporation was filed on December 31, 1997. A Fourth Restated Certificate of Incorporation was filed on May 17, 1999, and was amended on May 1, 2000. A Fifth Restated Certificate of Incorporation was filed on May 22, 2001, and was amended on June 15, 2001.

     SECOND: This Sixth Restated Certificate of Incorporation restates and integrates and further amends the Fifth Restated Certificate of Incorporation of the Corporation, was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Section 228 of the Delaware General Corporation Law (prompt notice of such action having been given to those stockholders who did not consent in writing).

     THIRD: The text of the Fifth Restated Certificate of Incorporation of the Corporation is hereby restated and amended to read in its entirety as follows:

                                    ARTICLE I

                                      NAME

     The name of the Corporation is NitroMed, Inc.

                                   ARTICLE II

                                     PURPOSE

     The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

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                                   ARTICLE III

                                  CAPITAL STOCK

     (a) AUTHORIZATION. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 49,988,509, consisting of:

          (i) 31,911,969 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which:

                (A) 5,000,000 shares shall be designated "Series A Convertible Preferred Stock" (the "Series A Stock"),

                (B) 17,005,330 shares shall be designated "Series B Convertible Preferred Stock" (the "Series B Stock"),

                (C) 3,157,895 shares shall have been designated "Series C Convertible Preferred Stock" (the "Series C Stock"),

                (D) 2,137,791 shares shall have been designated "Series D Convertible Preferred Stock" (the "Series D Stock"),

                (E) 4,360,953 shares shall have been designated "Series E Convertible Preferred Stock" (the "Series E Stock");

                (F) 250,000 shares shall have been designated "Series F Junior Convertible Preferred Stock" (the "Series F Junior Stock"); and

          (ii) 18,076,540 shares of Common Stock, par value $.01 per share (the "Common Stock").

     (b) The Preferred Stock may be issued in any number of series, including without limitation the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Junior Stock and any other series designated by the Board of Directors of the Corporation (the "Board of Directors") pursuant to Section B.1, subject to Section A.6(c) hereof.

                         PART A. SERIES PREFERRED STOCK

     A.1 DESIGNATION. The Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Junior Stock are sometimes collectively referred to herein as the "Series Preferred Stock." The Series A Stock, Series B Stock, Series C Stock and Series D Stock are sometimes collectively referred to herein as the "Series A, B, C and D Preferred Stock." The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series Preferred Stock shall be as set forth herein.

     A.2 RANKING. The Corporation's Series Preferred Stock shall rank, as to dividends and upon Liquidation (as defined in Section A.4(b) hereof), in the manner set forth in this Sixth

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Restated Certificate of Incorporation except as otherwise approved by the affirmative vote or consent of the holders of shares of Series Preferred Stock pursuant to Section A.6(c) hereof.

     A.3  DIVIDEND PROVISIONS.

          A.3(a) The holders of shares of Series E Stock shall be entitled to receive, out of funds legally available therefor, dividends of $0.5763 per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable when and as declared by the Board of Directors of the Corporation. Such dividends shall accrue and shall be cumulative from the date of issuance of each share of Series E Stock, whether or not declared. The Corporation shall not declare or pay any dividend on shares of Series A, B, C and D Preferred Stock, Series F Junior Stock or Common Stock until the holders of Series E Stock then outstanding shall have first received a dividend at the rate specified in this Section A.3(a).

          A.3(b)     The holders of shares of Series Preferred Stock shall be
entitled to receive, when and as declared or paid by the Board of Directors on any shares of Series Preferred Stock, out of funds legally available for that purpose, dividends and distributions (whether in cash, property or securities of the Corporation, including subscription or other rights to acquire securities of the Corporation). Whenever any dividend may be declared or paid on any shares of Series Preferred Stock (other than dividends on Series E Stock declared or paid pursuant to Section A.3(a)), the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series Preferred Stock then outstanding, so that all outstanding shares of Series Preferred Stock will participate equally with each other ratably per share (calculated as provided in Section A.3(c) hereof). Whenever any dividend, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), may be declared or paid on: (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series Preferred Stock then outstanding so that all outstanding shares of Series Preferred Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section A.3(c) hereof); or (ii) any shares of Preferred Stock (other than the Series Preferred Stock), the Board of Directors shall also declare and pay a dividend on the same terms, at the same or equivalent rate (based on the number of shares of Common Stock into which such Preferred Stock is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, as compared with the Series Preferred Stock then outstanding) and in like kind upon each share of Series Preferred Stock then outstanding, so that all Series Preferred Stock will participate in such dividend ratably with such other shares of Preferred Stock.

          A.3(c) In connection with any dividend declared or paid hereunder, each share of Series Preferred Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded up to the nearest one-tenth of a share. No fractional shares of capital stock shall be issued as a dividend hereunder. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the fair market value thereof on the last Business Day (as defined in Section A.8 hereof) immediately preceding the date for payment of dividends, as determined by the Board of Directors in good faith.

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     A.4  LIQUIDATION RIGHTS.

          A.4(a)     With respect to rights on Liquidation (as defined in
Section A.4(b) hereof), the Series Preferred Stock shall rank in the manner set forth in this Sixth Restated Certificate of Incorporation, except as otherwise approved by the affirmative vote or consent of the holders of Series Preferred Stock pursuant to Section A.6(c) hereof.

          A.4(b)     In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (each, a "Liquidation"), the holders of shares of Series E Stock then outstanding (the "Series E Preferred Stockholders") shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Series A, B, C and D Preferred Stock, Series F Junior Stock, Common Stock or any other class or series of stock ranking on Liquidation junior to such Series E Stock, an amount per share equal to the Original Purchase Price (as defined in Section A.8 hereof), plus, in each case, an amount equal to any accrued or declared but unpaid dividends thereon pursuant to Section A.3(a) and A.3(b) hereof.

          A.4(c)     If, upon any Liquidation, the assets of the Corporation
available for distribution to its stockholders shall be insufficient to pay the Series E Preferred Stockholders the full amount as to which each of them shall be entitled, then the Series E Preferred Stockholders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the shares held upon such distribution if all amounts payable on or with respect to such shares were paid in full. For purposes of calculating the amount of any payment to be paid upon any such Liquidation, each share of Series E Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.

          A.4(d)     In the event of any Liquidation, after payment shall have
been made to the Series E Preferred Stockholders of the full amount to which they shall be entitled pursuant to Section A.4(b), the holders of shares of Series A, B, C and D Preferred Stock then outstanding (the "Series A, B, C and D Preferred Stockholders") shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Series F Junior Stock, Common Stock or any other class or series of stock ranking on Liquidation junior to such Series A, B, C and D Preferred Stock, an amount per share equal to the Original Purchase Price (as defined in Section A.8 hereof), plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(b) hereof.

          A.4(e)     If, upon any Liquidation, the assets of the Corporation
available for distribution to its stockholders shall be insufficient to pay the Series A, B, C and D Preferred Stockholders the full amount as to which each of them shall be entitled, then the Series A, B, C and D Preferred Stockholders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the shares held upon such distribution if all amounts payable on or with respect to such shares were paid in full. For purposes of calculating the amount of any payment to be paid upon any such Liquidation, each share of Series A, B, C and D Preferred Stock shall be deemed to be that number of shares

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(including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.

          A.4(f)     In the event of any Liquidation, after payment shall have
been made to each of the Series E Preferred Stockholders and the Series A, B, C and D Stockholders of the full amount to which they shall be entitled pursuant to Sections A.4(b) and A.4(d), the holders of shares of Series F Junior Stock then outstanding (the "Series F Junior Preferred Stockholders" and, together with the Series E Preferred Stockholders and the Series A, B, C and D Preferred Stockholders, the "Series Preferred Stockholders") shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series F Junior Stock, an amount per share equal to the Original Purchase Price (as defined in Section A.8 hereof), plus, in each case, an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(b) hereof.

          A.4(g)     If, upon any Liquidation, the assets of the Corporation
available for distribution to its stockholders shall be insufficient to pay the Series F Junior Preferred Stockholders the full amount as to which each of them shall be entitled, then the Series F Junior Preferred Stockholders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the shares held upon such distribution if all amounts payable on or with respect to such shares were paid in full. For purposes of calculating the amount of any payment to be paid upon any such Liquidation, each share of Series F Junior Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.

          A.4(h)     In the event of any Liquidation, after payment shall have
been made to the Series Preferred Stockholders of the full amount to which they shall be entitled pursuant to Sections A.4(b), A.4(d) and A.4(f), with respect to each other class or series of capital stock (other than Common Stock) ranking on Liquidation junior to such Series Preferred Stock (in descending order of seniority), the Series Preferred Stockholders, as a class, shall be entitled to receive an amount equal (and in like kind) to the aggregate preferential amount fixed for each such junior class or series of capital stock, which amount shall be distributed among the Series Preferred Stockholders in an equal amount per share of the Series Preferred Stock then outstanding. If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series Preferred Stockholders and a class or series of capital stock (other than the Common Stock) junior to the Series Preferred Stock the full amounts to which they shall be entitled pursuant to the next preceding sentence, the holders of the Series Preferred Stock and such other class or series of capital stock shall share ratably in any distribution of assets according to the respective preferential amounts fixed for the Series Preferred Stock (pursuant to Section A.4(b), A.4(d) and A.4(f)) and such junior class or series of capital stock which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          A.4(i)     In the event of any Liquidation, after payments shall have been made to the Series Preferred Stockholders of the full amount to which they shall be entitled as aforesaid, and after all preferential payments shall have been made to each junior class or series of capital

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stock as aforesaid, the Series Preferred Stockholders as a class shall be entitled to share ratably (calculated with respect to such Series Preferred Stock as provided in the next sentence) with the holders of Common Stock (the "Common Stockholders") in all remaining assets of the Corporation available for distribution to its stockholders. For purposes of calculating the amount of any payment to be paid upon any such Liquidation, each share of such Series Preferred Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.

          A.4(j)(i) In the event of and simultaneously with the closing of an Event of Sale (as hereinafter defined), the Corporation shall (unless waived pursuant to Section A.4(j)(v) or otherwise prevented by law) redeem all of the shares of Series Preferred Stock then outstanding for a cash amount per share determined as set forth herein (the "Special Liquidation Price," said redemption being referred to herein as a "Special Liquidation"). For all purposes of this Section A.4(j), the Special Liquidation Price shall be equal to that amount per share which would be received by each Series Preferred Stockholder if, in connection with an Event of Sale, all the consideration paid in exchange for the assets or the shares of capital stock (as the case may be) of the Corporation were actually paid to and received by the Corporation and the Corporation were immediately thereafter liquidated and its assets distributed pursuant to Sections A.4(a) through (i) hereof. To the extent that one or more redemptions (as described in Section A.5 hereof) and/or Special Liquidations are occurring concurrently, the Special Liquidation under this Section A.4(j) shall be deemed to occur first. The date upon which the Special Liquidation shall occur is sometimes referred to herein as the "Special Liquidation Date."

                     A.4(j)(ii)      At any time on or after the Special
Liquidation Date, a Series Preferred Stockholder shall be entitled to receive the Special Liquidation Price for each such share of Series Preferred Stock owned by such holder. Subject to the provisions of Section A.4(j)(iii) hereof, payment of the Special Liquidation Price will be made upon actual delivery to the Corporation or its transfer agent of the certificate representing such shares of Series Preferred Stock.

                     A.4(j)(iii)     If on the Special Liquidation Date less
than all the shares of Series Preferred Stock then outstanding may be legally redeemed by the Corporation, the Special Liquidation shall be pro rata with respect to such Series Preferred Stock based upon the number of outstanding shares of Series Preferred Stock then owned by each holder thereof.

                     A.4(j)(iv)      On and after any Special Liquidation Date,
all rights in respect of the shares of Series Preferred Stock to be redeemed shall cease and terminate except the right to receive the applicable Special Liquidation Price as provided herein, and such shares of Series Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares of Series Preferred Stock have been received by the Corporation; PROVIDED, HOWEVER, that, if the Corporation defaults in the payment of the Special Liquidation Price with respect to any Series Preferred Stock, the rights of the holder(s) thereof with respect to such shares of Series Preferred Stock shall continue until the Corporation cures such default.

                     A.4(j)(v)       Anything contained herein to the contrary
notwithstanding, the provisions of this Section A.4(j) may be waived by the holders of at least sixty-five percent

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(65%) in voting power of the shares of Series Preferred Stock then outstanding, by delivery of written notice of waiver to the Corporation prior to the closing of any Event of Sale, in which event the Corporation shall not redeem any shares of Series Preferred Stock pursuant to this Section A.4(j).

                     A.4(j)(vi)      Any notice required to be given to the
holders of shares of Series Preferred Stock pursuant to Section A.7(f) hereof in connection with an Event of Sale shall include a statement by the Corporation of
(A) the Special Liquidation Price which each Series Preferred Stockholder shall be entitled to receive upon the occurrence of a Special Liquidation under this Section A.4(j) and (B) the extent to which the Corporation will, if at all, be legally prohibited from paying each holder of Series Preferred Stock the Special Liquidation Price.

                     A.4(j)(vii)     For purposes of this Section A.4(j), an
"Event of Sale" shall mean (A) the merger or consolidation of the Corporation into or with another corporation, partnership, joint venture, trust or other entity, or the merger or consolidation of any corporation into or with the Corporation (in which consolidation or merger the stockholders of the Corporation receive distributions of cash or securities as a result of such consolidation or merger in complete exchange for their shares of capital stock of the Corporation), or (B) the sale or other disposition of all or substantially all the assets of the Corporation unless, upon consummation of such merger, consolidation or sale of assets, the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly not less than a majority of the voting power of the surviving corporation.

     A.5  REDEMPTION.

          A.5(a)     At the request of the holder or holders of at least sixty
five percent (65%) of the shares of Series Preferred Stock then outstanding (individually, a "Requesting Holder" and, collectively, the "Requesting Holders") made at any time after December 31, 2003, the Corporation shall redeem on the Redemption Date (as such term is defined in Section A.5(c) hereof) (unless otherwise prevented by law), at a redemption price per share equal to the Original Purchase Price (as defined in Section A.8), plus an amount equal to any declared but unpaid dividends thereon, up to thirty three and one-third percent (33 1/3rd %) of the shares of each such series of the Series Preferred Stock owned of record by such Requesting Holder at the time that such request is made, and in each subsequent year thereafter (upon the anniversary of the Redemption Date) up to thirty three and one-third percent (33 1/3rd %) of the shares of each such series of the Series Preferred Stock that was owned of record by such Requesting Holder on the Redemption Date plus that number of shares of each such series of Series Preferred Stock that such Requesting Holder could have required the Corporation to have redeemed in the year or years following the Redemption Date pursuant to this Section A.5(a), but elected not to have redeemed. Each Requesting Holder who desires to have any of the Series Preferred Stock owned of record by such Requesting Holder redeemed shall specify in a written notice to the Corporation the number of shares which the Requesting Holder elects to redeem (a "Redemption Notice"), in accordance with Section A.5(c) hereof. The total sum payable per share of Series Preferred Stock on the Redemption Date or on the subsequent anniversaries of the Redemption Date, as the case may be, is hereinafter referred to as the "Redemption Price," and the payment to be made on the Redemption Date is hereinafter referred to as the "Redemption Payment."

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     Notwithstanding any limitations specified in this Section A.5, in the event that the Corporation at any time breaches any of its representations, warranties, covenants and/or agreements set forth in:

                (i) that certain Fourth Amended and Restated Stockholders' Agreement dated May 22, 2001, as amended, among the Corporation and the persons or entities listed on Schedule 1 thereto (the "Stockholders' Agreement"); or

                (ii) in the case of the holders of Series A Stock that certain Series A Convertible Preferred Stock Purchase Agreement dated December 3, 1993 (the "Series A Stock Purchase Agreement"); or

                (iii) in the case of the holders of Series B Stock, either (A) that certain Series B Convertible Preferred Stock Purchase Agreement dated June 20, 1995 or (B) that certain Series B Convertible Preferred Stock Purchase Agreement dated April 4, 1997, as the case may be; or

                (iv) in the case of holders of Series C Stock, that certain Series C Convertible Preferred Stock Purchase Agreement dated December 31, 1997 (the "Series C Stock Purchase Agreement"); or

                (v) in the case of holders of Series D Stock, that certain Series D Convertible Preferred Stock Purchase Agreement dated May 17, 1999 (the "Series D Stock Purchase Agreement"); or

                (vi) in the case of holders of Series E Stock, that certain Series E Convertible Preferred Stock Purchase Agreement dated May 22, 2001 (the "Series E Stock Purchase Agreement"); or

               (vii) in the case of holders of Series F Junior Stock, that certain Series F Convertible Preferred Stock Purchase Agreement dated November 20, 2001 (the "Series F Stock Purchase Agreement"),

then the holders of at least sixty-five percent (65%) of the shares of Series A Stock, and/or Series B Stock, and/or Series C Stock, and/or Series D Stock, and/or Series E Stock, and/or Series F Junior Stock, as the case may be, then outstanding shall have the right to elect, at their sole discretion, if any such breach is not cured by the 60th day after receipt by the Corporation of notice of such breach from a holder of Series A Stock, and/or Series B Stock, and/or Series C Stock, and/or Series D Stock, and/or Series E Stock, and/or Series F Junior Stock, as the case may be, to accelerate the maturity of their rights under this Section A.5 and immediately redeem all, but not less than all, of the issued and outstanding shares of Series A Stock, and/or Series B Stock, and/or Series C Stock, and/or Series D Stock, and/or Series E Stock, and/or Series F Junior Stock, as the case may be. With respect to a breach of which the Corporation is aware or reasonably should be aware, such 60-day period within which the Corporation shall have the right to cure such breach shall be deemed to have commenced on the tenth day after the occurrence of such breach, irrespective of notice of such breach from a holder of Series A Stock, and/or Series B Stock, and/or Series C Stock, and/or Series D Stock, and/or Series E Stock, and/or Series F Junior Stock, as the case may be, if the Corporation shall not have notified the

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holders of Series A Stock, and/or Series B Stock, and/or Series C Stock, and/or
Series D Stock, and/or Series E Stock, and/or Series F Junior Stock, as the case may be, of such breach by such date.

          A.5(b)     On and after the Redemption Date, all rights of any
Requesting Holder with respect to those shares of Series Preferred Stock being redeemed by the Corporation pursuant to Section A.5(a), except the right to receive the Redemption Price per share of Series Preferred Stock as hereinafter provided, shall cease and terminate, and such shares of Series Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary set forth herein, (A) if the Corporation defaults in the payment of the Redemption Payment, the rights of the Requesting Holder with respect to such shares of Series Preferred Stock shall continue until the Corporation cures such default, and (B) without limiting any other rights a Requesting Holder, upon the occurrence of a subsequent Liquidation or Event of Sale, with respect to the shares of Series Preferred Stock in respect of which no Redemption Payment has been received by a Requesting Holder, such Requesting Holder shall be accorded the rights and benefits set forth in Section A.4 hereof in respect of such remaining shares, as if no prior redemption request had been made.

          A.5(c)     Each Requesting Holder shall send its Redemption Notice
pursuant to this Section A.5 by first class, certified mail, return receipt requested, postage prepaid, to the Corporation at its principal place of business or to any transfer agent of the Corporation. Within five (5) business days of receipt of a Redemption Notice, the Corporation shall notify in writing all other Series Preferred Stockholders of the request by a Requesting Holder for the redemption of Series Preferred Stock (the "Corporation Notice"). If any other Series Preferred Stockholder desires to have redeemed all or any portion of the Series Preferred Stock owned of record by such Series Preferred Stockholder, each such Series Preferred Stockholder shall send a Redemption Notice to the Corporation postmarked within five (5) business days after the receipt of the Corporation Notice, and such Series Preferred Stockholder shall be deemed to be a Requesting Holder. On the twentieth (20th) business day following the date upon which the Corporation received the first Redemption Notice from a Requesting Holder, the Corporation shall pay each Requesting Holder the applicable Redemption Price pursuant to the terms of Section A.5(a), provided that the Corporation or its transfer agent has received the certificate(s) representing the shares of Series Preferred Stock to be redeemed. Such payment date shall be referred to herein as the "Redemption Date." If, on the Redemption Date, less than all the shares of Series Preferred Stock requested to be redeemed may be legally redeemed by the Corporation, the redemption of such Series Preferred Stock shall be PRO RATA based upon the number of shares of Series Preferred Stock requested to be redeemed by each Requesting Holder thereof, subject to the thirty three and one-third percent
(33 1/3rd %) limitation set forth in Section A.5(a) hereof, if applicable, and any shares of Series Preferred Stock not redeemed shall be redeemed, at the holder's election, on any date following such Redemption Date on which the Corporation may lawfully redeem such shares, again subject to such thirty three and one-third percent (33 1/3rd %) limitation, if applicable. The Corporation shall redeem (unless otherwise prevented by law) the shares of Series Preferred Stock being redeemed by each Requesting Holder on the Redemption Date and the Corporation shall promptly advise each Requesting Holder of such Redemption Date or of the relevant facts applicable thereto preventing such redemption. Upon redemption of only a portion of the number of shares covered by a Series Preferred Stock certificate, the

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Corporation shall issue and deliver to or upon the written order of the holder of such Series Preferred Stock certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series Preferred Stock representing the unredeemed portion of the Series Preferred Stock certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

          A.5(d)     Shares of the Series Preferred Stock are not subject to or entitled to the benefit of any sinking fund.

     A.6  VOTING.

          A.6(a)     In addition to any other rights provided for herein or by
law, the Series Preferred Stockholders shall be entitled to vote, together with the Common Stockholders as one class, on all matters as to which Common Stockholders shall be entitled to vote, in the same manner and with the same effect as such Common Stockholders. In any such vote, each share of Series Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share of Series Preferred Stock is then convertible, rounded up to the nearest one-tenth of a share.

          A.6(b)(i) In addition to the rights specified in Section A.6(a), the holders of a majority in voting power of the Series Preferred Stock, voting as a separate class, shall have the exclusive right to elect five (5) members to the Board of Directors (the "Preferred Directors"). In any election of Preferred Directors pursuant to this Section A.6(b), each Series Preferred Stockholder shall be entitled to one vote for each share of the Series Preferred Stock held, and no Series Preferred Stockholder shall be entitled to cumulate its votes by giving one candidate more than one vote per share. The exclusive voting right of the Series Preferred Stockholders contained in this Section A.6(b)(i) may be exercised at a special meeting of the Series Preferred Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series Preferred Stockholders in lieu of a meeting. The Preferred Directors elected pursuant to this Section A.6(b) shall serve from the date of their election and qualification until their successors have been duly elected and qualified.

                     A.6(b)(ii)      A vacancy in the directorships to be
elected by the Series Preferred Stockholders pursuant to Section A.6(b)(i), may be filled only by a vote at a meeting called in accordance with the By-laws of the Corporation or written consent in lieu of such meeting of (A) in the case of a vote of such Series Preferred Stockholders at a stockholders' meeting, the holders of at least a majority in voting power of such Series Preferred Stock or
(B) in the case of written consent in lieu of a meeting, the holders of at least a majority of the voting power of such Series Preferred Stock.

          A.6(c)     The Corporation shall not, without the affirmative approval of the holders of shares representing at least sixty five percent (65%) of the voting power of the Series Preferred Stock then outstanding (determined as set forth in the second sentence of Section A.6(a) hereof), acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice (a

"Notice") shall have been given to each holder of such Preferred Stock, in the manner provided in the By-laws of the Corporation:

                     A.6(c)(i)       sell, abandon, transfer, lease, license on
an exclusive basis, or otherwise dispose of all or substantially all of its properties or assets or make any other sale, transfer, lease or disposition of its assets other than in the ordinary course of its business;

                     A.6(c)(ii)      purchase, lease or otherwise acquire all or
substantially all of the assets of another entity;

                     A.6(c)(iii)     except as otherwise required by this Sixth
Restated Certificate of Incorporation, declare or pay any dividend or make any distribution with respect to shares of its capital stock (whether in cash, shares, capital stock or other securities or property);

                     A.6(c)(iv)      except as otherwise required by this Sixth
Restated Certificate of Incorporation or in any agreement approved by the Board of Directors with a director, officer, employee, consultant or independent contractor of or to the Corporation providing for the repurchase of any of its capital stock owned by such director, officer, employee, consultant or independent contractor at the option of the Corporation, provided that such agreements are either:

                                     (A)  set forth on Schedule 5.2 to the
Series F Stock Purchase Agreement, or

                                     (B)  entered into pursuant to the 1993
Equity Incentive Plan of the Corporation, as amended with requisite Board and Stockholder approvals from time to time, (the "1993 Equity Incentive Plan") or any stock option plan which has been adopted by the Corporation and approved by the Board of Directors and by the holders of at least a majority of the combined voting power of the Series Preferred Stock then outstanding (including any outstanding shares of Common Stock issued upon conversion thereof), and the form of option agreement under the Equity Incentive Plan is satisfactory in form and in substance, except for immaterial changes thereto may from time to time by officers of the Corporation, to the Board of Directors and to the holders of at least a majority of the combined voting power of the Series Preferred Stock then outstanding (including any outstanding shares of Common Stock issued upon conversion thereof), make any payment on account of the purchase, redemption or other retirement of any share of capital stock of the Corporation, or distribute to Common Stockholders shares of the Corporation's capital stock (other than Common Stock) or other securities of other entities, evidences of indebtedness issued by the Corporation or other entities, or other assets or options or rights (excluding options to purchase and rights to subscribe for shares of Common Stock or the securities of the Corporation convertible into or exchangeable for shares of Common Stock);

                     A.6(c)(v)       merge or consolidate with or into, or
permit any subsidiary to merge or consolidate with or into, any other corporation, corporations or other entity or entities;

                     A.6(c)(vi)      voluntarily dissolve, liquidate or wind-up
or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution;

                     A.6(c)(vii)     in any manner alter or change the
designations, powers, preferences, rights, qualifications, limitations or restrictions of the Series Preferred Stock;

                     A.6(c)(viii)    take any action to cause any amendment,
alteration or repeal of any of the provisions of this Sixth Restated Certificate of Incorporation or the By-laws of the Corporation;

                     A.6(c)(ix)      except for the issuance of capital stock or
other securities constituting shares of Excluded Stock (as defined in Section A.7(d)(iii) below), authorize, designate, create, issue or agree to issue any equity or debt security of the Corporation or any security right, option or warrant convertible into, or exercisable or exchangeable for, shares of the capital stock of the Corporation or any capitalized lease with an equity feature with respect to the capital stock of the Corporation;

                     A.6(c)(x)       amend, modify or terminate the 1993 Equity
Incentive Plan of the Corporation or amend or modify any stock option agreement or restricted stock purchase agreement entered into between the Corporation and its employees, directors or consultants, except for immaterial changes made thereto from time to time by officer of the Corporation; or

                     A.6(c)(xi)      accelerate the vesting schedule or exercise
date or dates of any such options or in any stock option agreement entered into between the Corporation and its directors, officers, employees, consultants or independent contractors, or waive or modify the Corporation's repurchase rights with respect to any shares of the Corporation's stock issuable pursuant to any restricted stock purchase agreement entered into between the Corporation and its directors, officers, employees, consultants or independent contractors.

          A.6(d)     The Corporation shall not, without the affirmative approval of the holders of shares representing at least two-thirds (66 2/3rd %) of the voting power of the outstanding shares of Series C Stock, voting separately as a single class:

                     A.6(d)(i)       amend or repeal any provision of, or add
any provision to, this Sixth Restated Certificate of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series C Stock;

                     A.6(d)(ii)      increase or decrease the number of
authorized shares of Series C Stock;

                     A.6(d)(iii)     authorize, create, or issue shares of any
class or series of Preferred Stock or stock either (A) on a parity with, or (B) having any preference or priority as to, the Series C Stock with respect to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights.

          A.6(e)     The Corporation shall not, without the affirmative approval of the holders of shares representing at least two-thirds (66 2/3rd %) of the voting power of the outstanding shares of Series D Stock, voting separately as a single class:

                     A.6(e)(i)       amend or repeal any provision of, or add
any provision to, this Sixth Restated Certificate of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series D Stock;

                     A.6(e)(ii)      authorize, create, or issue shares of any
class or series of Preferred Stock or stock having any preference or priority as to the Series D Stock with respect to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights.

          A.6(f)     The Corporation shall not, without the affirmative approval of the holders of shares representing at least sixty five percent (65%) of the voting power of the outstanding shares of Series E Stock, voting separately as a single class:

                     A.6(f)(i)       amend or repeal any provision of, or add
any provision to, this Sixth Restated Certificate of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series E Stock;

                     A.6(f)(ii)      increase or decrease the number of
authorized shares of Series E Stock;

                     A.6(f)(iii)     authorize, create, or issue shares of any
class or series of Preferred Stock or stock having any preference or priority as to the Series E Stock with respect to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights.

     A.7  CONVERSION.

          A.7(a)(i) Any Series Preferred Stockholder shall have the right, at any time or from time to time, to convert any or all of its Series Preferred Stock into that number of fully paid and nonassessable shares of Common Stock for each share of Series Preferred Stock so converted equal to the quotient of the Original Purchase Price for such share divided by the Conversion Price for such share (as defined in Section A.7(d) hereof), as last adjusted and then in effect, rounded up to the nearest one-tenth of a share; PROVIDED, HOWEVER, that cash shall be paid in lieu of the issuance of fractional shares of Common Stock, as provided in Section A.7(c)(ii) hereof.

                     A.7(a)(ii)      Any Series Preferred Stockholder who
exercises the right to convert shares of Series Preferred Stock into shares of Common Stock, pursuant to this Section A.7, shall be entitled to conversion into Common Stock, in accordance with the provisions of this Section A.7 of all accrued or declared but unpaid dividends payable with respect to such Series Preferred Stock pursuant to Section A.3(a) and/or A.3(b) herein, as the case may be, up to and including the Conversion Date (as defined in Section A.7(b)(ii) hereof); PROVIDED THAT, the Conversion Price for such purposes shall be the then fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

          A.7(b)(i) Any Series Preferred Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Section A.7 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (solely for purposes of this Section A.7, the "Series Preferred Certificate"), duly endorsed or assigned in blank to the Corporation (if required by it).

                     A.7(b)(ii)      Each Series Preferred Certificate shall be
accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the "Common Certificate") are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date."

                     A.7(b)(iii)     As promptly as practicable thereafter, the
Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in any shares of Common Stock, as provided in Section A.7(c)(ii) hereof, payable with respect to the shares so converted up to and including the Conversion Date.

                     A.7(b)(iv)      The person in whose name the certificate or
certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

                     A.7(b)(v)       Upon conversion of only a portion of the
number of shares covered by a Series Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Series Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series Preferred Stock representing the unconverted portion of the Series Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

          A.7(c)(i) If a Series Preferred Stockholder shall surrender more than one share of Series Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series Preferred Stock so surrendered.

                     A.7(c)(ii)      No fractional shares of Common Stock shall
be issued upon conversion of Series Preferred Stock. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the Current Market Price thereof on the Conversion Date, as determined in accordance with Section A.7(d)(ix) hereof.

          A.7(d)     The conversion price at which shares of Common Stock shall be issued upon conversion of the Series A Stock without the payment of additional consideration by the holder thereof shall initially be equal to $8.00 per share, after giving effect to the Corporation's one-for-eight (1:8) reverse stock split of the Common Stock which was effected on April 4, 1997 (the "Reverse Stock Split") (the "Series A Conversion Price"). The conversion price at which shares of Common Stock shall be issued upon conversion of Series B Stock without the payment of additional consideration by the holder thereof shall initially be equal to $4.00 per share, after giving effect to the Reverse Stock Split (the "Series B Conversion Price"). The conversion price at which shares of Common Stock shall be issued upon conversion of Series C Stock without the payment of additional consideration by the holder thereof shall initially be equal to $3.80 per share (the "Series C Conversion Price"). The conversion price at which shares of Common Stock shall be issued upon conversion of Series D Stock without the payment of additional consideration by the holder thereof shall initially be equal to $7.2037 per share (the "Series D Conversion Price"). The conversion price at which shares of Common Stock shall be issued upon conversion of Series E Stock without the payment of additional consideration by the holder thereof shall initially be equal to $7.2037 per share (the "Series E Conversion Price"). The conversion price at which shares of Common Stock shall be issued upon conversion of Series F Junior Stock without the payment of additional consideration by the holder thereof shall initially be equal to $14.00 per share (the "Series F Conversion Price"). The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price and the Series F Conversion Price are referred to collectively herein as the "Conversion Price." Such Conversion Price, and the rate at which shares of Series Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment from time to time as follows:

                     A.7(d)(i)(A)    Subject to Section A.7(d)(iii) below, if
the Corporation shall, at any time or from time to time after the Original Issuance Date of the Series E Stock issue any shares of Common Stock (which term, for purposes of this Section A.7(d)(i)(A) and Section A.7(d)(iii), including all subsections thereof, shall be deemed to include all other securities convertible into, or exchangeable or exercisable for, shares of Common Stock (including, but not limited to, Series Preferred Stock)) or options to purchase or other rights to subscribe for such convertible or exchangeable securities, in each case other than Excluded Stock (as defined in Section A.7(d)(iv) below), for a consideration per share less than the Series E Conversion Price in effect immediately prior to the issuance of such Common Stock or other securities (a "Series E Dilutive Issuance"), the Series E Conversion Price for the Series E Stock in effect immediately prior to each such Series E Dilutive Issuance shall automatically be lowered to an amount per share (the "Series E Price Per Share") equal to the consideration per share received by the Corporation for the issue of the shares of Common Stock; PROVIDED, HOWEVER, that with respect to any Series E Stock held by a person or entity that is an Investor, as such term is defined in Section A.7(d)(iii)(A) below, the Series E Conversion Price in effect immediately prior to each such Series E Dilutive Issuance shall be subject to adjustment as provided in Section A.7(d)(iii) below, subject to Section A.7(d)(iii)(G).

                                     A.7(d)(i)(B)   Subject to Section
A.7(d)(iii) below, if the Corporation shall, at any time or from time to time after the Original Issuance Date of the Series B Stock, the Series C Stock, the Series D Stock or the Series F Junior Stock, as the case may be, issue any shares of Common Stock (which term, for purposes of this Section A.7(d)(i)(B) and Section A.7(d)(iii), including all subsections thereof, shall be deemed to include all other securities convertible into, or exchangeable or exercisable for, shares of Common Stock

(including, but not limited to, Series Preferred Stock)) or options to purchase or other rights to subscribe for such convertible or exchangeable securities, in each case other than Excluded Stock, for a consideration per share less than the applicable Conversion Price in effect immediately prior to the issuance of such Common Stock or other securities (a "Junior Series Preferred Dilutive Issuance" and, together with any Series E Dilutive Issuance, a "Dilutive Issuance"), the Series B Conversion Price, and/or the Series C Conversion Price, and/or the Series D Conversion Price, and/or Series F Conversion Price, as applicable, for the Series B Stock, and/or Series C Stock, and/or Series D Stock, and/or the Series F Junior Stock in effect immediately prior to each such Junior Series Preferred Dilutive Issuance shall automatically be lowered to an amount per share (the "Junior Series Preferred Price Per Share") determined by multiplying the previously applicable Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of additional shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued; PROVIDED THAT, (i) for the purpose of this Subsection A.7(d)(i)(B), all shares of Common Stock issuable upon exercise or conversion of options or convertible securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding options and convertible securities shall not give effect to any adjustments to the conversion price or conversion rate of such options or convertible securities resulting from the issuance of additional shares of Common Stock that is the subject of this calculation; PROVIDED, HOWEVER, that with respect to any Series A, B, C and D Preferred Stock held by a person or entity that is an Investor, as such term is defined in Section A.7(d)(iii)(A) below, the Conversion Price in effect immediately prior to each such Junior Dilutive Issuance shall be subject to adjustment as provided in Section A.7(d)(iii) below, subject to Section A.7(d)(iii)(G).

          A.7(d)(ii) For the purposes of any adjustment of the Conversion Price pursuant to Section A.7(d)(i) and Section A.7(d)(iii) the following provisions shall be applicable:

                     A.7(d)(ii)(A) In the case of the issuance of Common Stock in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof, plus the value of any property other than cash received by the Corporation, determined as provided in Section A.7(d)(ii)(B) hereof, plus the value of any other consideration received by the Corporation determined as set forth in Section A.7(d)(ii)(C) hereof.

                     A.7(d)(ii)(B) In the case of the issuance of Common Stock for a consideration in whole or in part in property other than cash, the value of such property other than cash shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, irrespective of any accounting treatment; PROVIDED, HOWEVER, that such fair market value of such property as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined in Section A.7(d)(ix) hereof) of the shares of Common Stock being issued, less any cash consideration paid for such shares, determined as provided in Section A.7(d)(ii)(A) hereof and less any other consideration received by the Corporation for such shares, determined as set forth in Section A.7(d)(ii)(C) hereof.

                     A.7(d)(ii)(C) In the case of the issuance of Common Stock for consideration in whole or in part other than cash or property, the value of such other consideration shall be deemed to be the aggregate par value of such Common Stock (or the aggregate stated value if such Common Stock has no par value).

                     A.7(d)(ii)(D) In the case of the issuance of options or other rights to purchase or subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or other rights to subscribe for such convertible or exchangeable securities:

                                     A.7(d)(ii)(D)(1)   the aggregate maximum
number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections A.7(d)(ii)(A), (B) and (C) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby (the consideration in each case to be determined in the manner provided in Sections A.7(d)(ii)(A),
(B) and (C) hereof);

                                     A.7(d)(ii)(D)(2)   the aggregate maximum
number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections A.7(d)(ii)(A), (B) and (C) hereof);

                                     A.7(d)(ii)(D)(3)   if there is any change
in the exercise price of, or number of shares deliverable upon exercise of, any such options or rights or upon the conversion or exchange of any such convertible or exchangeable securities (other than a change resulting from the antidilution provisions thereof), then the Conversion Price shall automatically be readjusted in proportion to such change; and

                                     A.7(d)(ii)(D)(4)   upon the expiration of
any such options or rights or the termination of any such rights to convert or exchange such convertible or exchangeable securities, the Conversion Price shall be automatically readjusted to the Conversion Price that would have obtained had such options, rights or convertible or exchangeable securities not been issued.

          A.7(d)(iii) With respect to any Dilutive Issuance (other than with respect to the Series F Junior Stock, it being understood that the provisions of this Section A.7(d)(iii) shall not be applicable to the holders of Series F Junior Stock):

                       A.7(d)(iii)(A)     If: (1) a holder of Series Preferred
Stock that is a signatory to the Stockholders' Agreement (such holder, an "Investor") has purchased, in every Dilutive Issuance subsequent to the date that such Investor first became an "Investor" under the Stockholders' Agreement (the "Investor Date") other than in Exempt Transactions (as defined in subsection A.7(d)(iii)(E) below), no less than such Investor's then-current percentage ownership of all outstanding Common Stock determined on a fully diluted basis immediately prior to each Dilutive Issuance (I.E., assuming the conversion of all convertible securities, the exercise of all warrants, options or other rights and the exchange of all exchangeable securities) (as to each Investor, the "Ownership Percentage") pursuant to the exercise of such Investor's right of first refusal (the "Right of First Refusal") set forth in the Stockholders' Agreement (each such Investor, a "Fully Participating Investor"), or (2) an Investor has received its shares of Series Preferred Stock as a result of an original issuance from the Corporation and such Investor has never had the opportunity to exercise its Right of First Refusal, in whole or in part (a "New Investor"), or (3) a particular Dilutive Issuance is an Exempt Transaction; then, provided that such Fully Participating Investor or New Investor purchases at least its Ownership Percentage of Common Stock in the then-current Dilutive Issuance (unless such Dilutive Issuance is an Exempt Transaction), the Conversion Price in effect immediately prior to such Dilutive Issuance or Exempt Transaction, as the case may be, for the Series Preferred Stock held by such Fully Participating Investor or such New Investor, including any Series Preferred Stock issued in the Dilutive Issuance or the Exempt Transaction, automatically shall be adjusted in accordance with Section A.7(d)(i)(A) with respect to the Series E Stock, or Section A.7(d)(i)(B) with respect to the Series A Stock, the Series B Stock, the Series C Stock or the Series D Stock.

                       A.7(d)(iii)(B)     Except in the case of an Exempt
Transaction, in the event that an Investor does not purchase any shares of Common Stock pursuant to its Right of First Refusal, there shall be no adjustment to the Conversion Price of the shares of Series Preferred Stock held by such Investor as a result of such Dilutive Issuance.

                       A.7(d)(iii)(C)     In any instance when an Investor
purchases a number of shares of Common Stock that is less than such Investor's Ownership Percentage of the Common Stock offered in such Dilutive Issuance, then the Conversion Price in effect immediately prior to such Dilutive Issuance (the "Investor Conversion Price") for the Series Preferred Stock held by such Investor, and the Conversion Price for the Series Preferred Stock issued in the then-current Dilutive Issuance, shall automatically be lowered by an amount equal to the product of the difference between the Investor Conversion Price and
(1) the Series E Price Per Share, in the case of an Investor who is a Series E Stockholder, and (2) the Junior Series Preferred Price Per Share, in the case of an Investor who is a Series A, B, C & D Preferred Stockholder, multiplied in each case by the Adjustment Factor (as such term is hereinafter defined).

                                          A.7(d)(iii)(C)(1)  The "Adjustment
Factor" shall be a number equal to the product of the Right of First Refusal Factor (as such term is hereinafter defined) multiplied by the Dilutive Issuance Purchase Factor (as such term is hereinafter defined).

                                          A.7(d)(iii)(C)(2)  The "Right of
First Refusal Factor" shall equal the quotient of: (a) the aggregate number of shares of Common Stock (determined on a fully diluted basis) that such Investor purchased pursuant to its Right of First Refusal in each Dilutive Issuance that has occurred since the Investor Date and prior to the then current Dilutive Issuance, divided by (b) the aggregate number of shares of Common Stock (determined on a fully diluted basis) that such Investor was entitled to purchase in each such Dilutive Issuance (other than the then-current Dilutive Issuance) pursuant to its Right of First Refusal since the Investor Date had such Investor purchased its full Ownership Percentage of such Common Stock offered in all Dilutive Issuances other than Exempt Transactions (notwithstanding the foregoing, in no event shall the Right of First Refusal Factor exceed 1.00).

                                          A.7(d)(iii)(C)(3)  The "Dilutive
Issuance Purchase Factor" shall equal the total number of shares of Common Stock purchased by the Investor in the then current Dilutive Issuance divided by the product of such Investor's Ownership Percentage multiplied by the number of shares of Common Stock issued by the Corporation in such Dilutive Issuance.

                       A.7(d)(iii)(D)     In the case of: (1) an Investor which
is not a Fully Participating Investor which exercises its Right of First Refusal to purchase at least its Ownership Percentage of the Offered Securities in a Dilutive Issuance, or (2) an Exempt Transaction (and solely with respect to any Investor which is not a Fully Participating Investor or a New Investor), then the Conversion Price then in effect for the shares of Series Preferred Stock held by such Investor, including any shares of Series Preferred Stock issued to an Investor under the circumstances described in the foregoing subsections (1) or (2), shall be reduced automatically as a result of such Dilutive Issuance or Exempt Transaction, as the case may be, by an amount equal to the product of the difference between the Investor Conversion Price and (x) the Series E Price Per Share, in the case of an Investor who is a Series E Stockholder, and (y) the Junior Series Preferred Price Per Share, in the case of an Investor who is a Series A, B, C & D Preferred Stockholder, multiplied in each case by the Right of First Refusal Factor.

                       A.7(d)(iii)(E)     As used in this Section A.7(d)(iii),
an "Exempt Transaction" is any Dilutive Issuance with respect to which either
(1) all Investors waive their Rights of First Refusal and elect not to purchase any of the Common Stock offered with respect to such Dilutive Issuance, or (2) notwithstanding anything to the contrary set forth in this Section A.7(d)(iii), Investors holding a majority of the shares of Common Stock held by all Investors (determined on a fully diluted basis) make a written election to treat such Dilutive Issuance as an Exempt Transaction.

                       A.7(d)(iii)(F)     In the event that an Investor
transfers any shares of Series Preferred Stock (the "Transferred Stock") to any third party, no adjustment to the Conversion Price of such Transferred Stock shall be made as a result of such transfer.

                       A.7(d)(iii)(G)     Upon the written election of 75% of
the combined voting power of the Series A, B, C & D Preferred Stock then outstanding, calculated in

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accordance with Section A.6(a) above, the provisions of this Section A.7(d)(iii)
shall not be applicable to any particular Series A, B, C & D Preferred Dilutive Issuance. Upon the written election of 75% of the voting power of the Series E Preferred Stock then outstanding, calculated in accordance with Section A.6(a) above, the provisions of this Section A.7(d)(iii) shall not be applicable to any particular Series E Dilutive Issuance.

          A.7(d)(iv)   "Excluded Stock" shall mean:

                       A.7(d)(iv)(A)      Shares of Common Stock issued upon
conversion of any shares of Series Preferred Stock;

                       A.7(d)(iv)(B)      Common Stock issued or issuable to
officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement, including pursuant to any option granted under the 1993 Equity Incentive Plan, as amended, to purchase, or rights to subscribe for, such Common Stock, that is set forth on Schedule 5.2 to the Series F Stock Purchase Agreement or that has been approved in form and substance by the holders of at least a majority of the combined voting power of the Series Preferred Stock then outstanding (determined in accordance with Section A.6(a) hereof and including in such calculation any shares of Series Preferred Stock which have been converted by the holder thereof into shares of the Corporation's Common Stock), and which, as a condition precedent to the issuance of such shares, provides for the vesting of such shares and subjects such shares to restrictions on transfers and rights of first offer or refusal in favor of the Corporation on terms that have been approved by the holders of at least a majority of the combined voting power of the Series Preferred Stock then outstanding (determined in accordance with Section A.6(a) hereof and including in such calculation any shares of Series Preferred Stock which have been converted by the holder thereof into Shares of the Corporation's Common Stock) (collectively, the "Required Terms"), unless any of such Required Terms are waived by holders of shares representing at least a majority of the voting power of the Series Preferred Stock then outstanding (determined as set forth in Section A.6(a) hereof);

                       A.7(d)(iv)(C)      Common Stock issued as a stock
dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock;

                       A.7(d)(iv)(D)      A maximum of 516,364 shares of Common
Stock (subject to adjustment) issued or issuable upon exercise of Common Stock Purchase Warrants issued:

     (1) pursuant to the terms of any one of the following Credit Agreements by and between the Corporation and the Lenders defined therein;

          (a)   Credit Agreement dated July 27, 1994;

          (b)   Credit Agreement dated December 20, 1994;

          (c)   Credit Agreement dated June 20, 1995;

          (d) One or more Credit Agreements dated on or after January 10, 1996 and on or before June 30, 1996; and

          (e) One or more Credit Agreements dated on or after September 30, 1996 and on or before February 28, 1997; or

     (2) on or after July 2, 1994 to certain investors of the Corporation in connection with the issuance by such investors to the Corporation's auditors of letters in which such investors commit to provide capital support to the Corporation through December 31, 1994;

                       A.7(d)(iv)(E) 12,500 shares of Common Stock (subject to adjustment) issued to Dominion Fund III pursuant to that certain Common Stock Purchase Agreement by and among the Corporation and Dominion Fund III dated July 27, 1994;

                       A.7(d)(iv)(F)      the Series B Stock Purchase Warrants
to purchase an aggregate of 495,000 shares of Series B Preferred Stock issued on April 11, 1996, September 30, 1996 and April 7, 1997 to Trustees of Boston University (the "BU Warrants"), a maximum of 495,000 shares of Series B Stock issued or issuable upon the exercise of the BU Warrants and the shares of Common Stock issued or issuable upon conversion of the Series B Stock issued upon exercise of the BU Warrants;

                       A.7(d)(iv)(G)      Shares of Series B Preferred Stock
issued by the Corporation on or after June 30, 1995 pursuant to (i) the Series B Convertible Preferred Stock Purchase Agreement dated June 20, 1995 by and among the Corporation and the persons named on Schedule I thereto; and (ii) the Series B Convertible Preferred Stock Purchase Agreement dated April 4, 1997 by and among the Corporation and the persons named on Schedule thereto;

                       A.7(d)(iv)(H)      Common Stock or other securities
issued in connection with equipment leasing or equipment financing arrangements, up to a maximum number of shares of Common Stock or other securities equal to 5% of the outstanding capital stock (counting all convertible Preferred Stock on an as-converted basis) of the Corporation;

                       A.7(d)(iv)(I)      Common Stock or other securities
issued in connection with the acquisition or licensing-in of technology, which issuances are not undertaken primarily for the purpose of raising capital, up to a maximum number of shares of Common Stock or other securities equal to 5% of the outstanding capital stock (counting all convertible Preferred Stock on an as-converted basis) of the Corporation;

                       A.7(d)(iv)(J)      Common Stock or other securities
issued in connection with a research, development and/or commercialization agreement or arrangement between the Corporation and a pharmaceutical, biopharmaceutical, biotechnology or similar entity in which equity securities of the Corporation are sold to such entity or an affiliate of such entity for cash consideration, up to a maximum number of shares of Common Stock or other securities equal to 5% of the outstanding capital stock (counting all convertible Preferred Stock on an as-converted basis) of the Corporation.

          A.7(d)(v)    If the number of shares of Common Stock outstanding at
any time after the Original Issuance Date (as hereinafter defined) is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred Stock shall be increased in proportion to such increase in outstanding shares.

          A.7(d)(vi) If, at any time after the date of filing of this Sixth Restated Certificate of Incorporation, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

          A.7(d)(vii) In the event, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights, or the qualifications, limitations or restrictions, if any, of the capital stock of the Corporation) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person (any such transaction, an "Extraordinary Transaction"), then the Corporation shall provide appropriate adjustment to the Conversion Price with respect to each share of Series Preferred Stock outstanding after the effectiveness of such Extraordinary Transaction (and excluding any Series Preferred Stock redeemed pursuant to Section A.4(j) hereof in connection therewith) such that each share of Series Preferred Stock outstanding immediately prior to the effectiveness of the Extraordinary Transaction (other than the shares redeemed pursuant to Section A.4(j) hereof) shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Common Stock deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of such share of Series Preferred Stock would have been entitled to receive upon such Extraordinary Transaction. The provisions of this Section A.7(d)(vii) shall similarly apply to successive Extraordinary Transactions.

          A.7(d)(viii) All calculations under this Section A.7(d) shall be made to the nearest one-tenth of a cent ($.001) or to the nearest one-tenth of a share, as the case may be.

          A.7(d)(ix)   For the purpose of any computation pursuant to Section
A.7(c) hereof or this Section A.7(d), the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending on the fifth (5th) business day before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30-business day period) as follows:

                       A.7(d)(ix)(A)      If the Common Stock is listed or
admitted for trading on a national securities exchange, then the closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

                       A.7(d)(ix)(B)      If the Common Stock is not at the time
listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sale price, or if there is no such sale price, the average of the last reported bid and asked prices, as reported by the Nasdaq Stock Market ("Nasdaq") on such day.

                       A.7(d)(ix)(C)      If the Common Stock is not at the time
quoted on the Nasdaq, then such price shall be equal to the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc., or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.

                       A.7(d)(ix)(D)      If the Common Stock is not traded in
such manner that the quotations referred to in this Section A.7(d)(ix) are available for the period required hereunder, then the Current Market Price shall be the fair market value of such share, as determined in good faith by a majority of the entire Board of Directors.

          A.7(d)(x)    In any case in which the provisions of this
Section A.7(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any cash amounts in lieu of fractional shares pursuant to Section A.7(c)(ii) hereof; PROVIDED, HOWEVER, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

          A.7(d)(xi)   If a state of facts shall occur that, without being
specifically controlled by the provisions of this Section A.7, would not fairly protect the conversion rights of the holders of the Series Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

          A.7(e)   Whenever the Conversion Price shall be adjusted as provided in Section A.7(d) hereof, the Corporation shall forthwith file and keep on record at the office of the Secretary of the Corporation and at the office of the transfer agent for the Series Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its President or Chief Executive Officer and by its Treasurer or Chief Financial Officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each Series Preferred Stockholder at such holder's address appearing on the Corporation's records. Where appropriate, such copy shall be given in advance of any such adjustment and shall be included as part of a notice required to be mailed under the provisions of Section A.7(f) hereof.

          A.7(f)   In the event the Corporation shall propose to take any action of the types described in Section A.7(d)(i), (iii), (v), (vi) or (vii) hereof, or any other Event of Sale, the Corporation shall give notice to each Series Preferred Stockholder in the manner set forth in Section A.7(e) hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the Series Preferred Stock, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon each conversion of Series Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 20 days prior to the record date so fixed, and in the case of any other action, such notice shall be given at least 30 days prior to the taking of such proposed action.

          A.7(g)   The Corporation shall pay all documentary, stamp or other
transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series Preferred Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Series Preferred Stockholder in respect of which such shares of Series Preferred Stock are being issued.

          A.7(h)   The Corporation shall reserve out of its authorized but
unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series Preferred Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series Preferred Stock.

          A.7(i)   All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

          A.7(j)   Upon either (1) the consummation of a firm commitment
underwritten public offering of Common Stock of the Corporation registered under the Securities Act of 1933, pursuant to which (A) Common Stock is offered to the public at a price of at least $14.4074 per share (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), and (B) the net proceeds to the Corporation are at least $15,000,000, or (2) the written election of the holders of at least sixty six and two-thirds percent (66 2/3rd %) of the Series Preferred Stock then outstanding, voting together as one class, each share of Series Preferred Stock then outstanding shall, by virtue of and immediately prior to the closing of such firm commitment public offering or at the time specified by such written election and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock in which the Series Preferred Stock would be convertible if such conversion were to occur at the time of the public offering of Common Stock or at the time specified by such written election. The holder of any shares of Series Preferred Stock converted into Common Stock pursuant to this Section A.7(j) shall be entitled to payment of all declared but unpaid dividends, if any, payable on or with respect to such shares up to and including the date of the closing of such public offering which shall be deemed the Conversion Date for purposes of this Section A.7(j). In the event that the price per share at which Common Stock is offered to the public in a public offering as described above (the "Public Offering Price Per Share") does not equal at least $14.4074 per share (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations or like occurrences), then each share of Series E Stock outstanding immediately prior to such public offering shall automatically be converted into a number of shares of Common Stock equal to the quotient of $14.4074 (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations or like occurrences) divided by the Public Offering Price Per Share, rounded up to the nearest one-tenth of a share. For example, if the Public Offering Price Per Share is $10.00, then each share of Series E Stock shall, immediately prior to the closing of such public offering, be deemed automatically converted into 1.4407 shares of Common Stock ($14.4074 DIVIDED BY $10.00 = 1.4407).

     A.8 DEFINITIONS. As used in Section A of this Sixth Restated Certificate of Incorporation, the following terms shall have the corresponding meanings:

                   "Business Day" shall mean any day other than a Saturday, Sunday or public holiday in the state where the principal executive office of the Corporation is located.

                   "Original Issuance Date" shall mean, (i) with respect to the Series A Stock, December 3, 1993, (ii) with respect to the Series B Stock, June 20, 1995, (iii) with respect to the Series C Stock, December 31, 1997, (iv) with respect to the Series D Stock, May 17, 1999, (v) with respect to the Series E Stock, May 22, 2001, and (vi) with respect to the Series F Junior Stock, November 20, 2001.

                   "Original Purchase Price" shall mean, (i) with respect to the Series A Stock, $1.00 per share, (ii) with respect to the Series B Stock, $1.00 per share, (iii) with respect to the Series C Stock, $3.80 per share, (iv) with respect to the Series D Stock, $7.2037 per share, (v) with respect to the Series E Stock, $7.2037 per share and (vi) with respect to the Series F Junior Stock, $14.00 per share, in each case subject, for all purposes other than Section A.7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

                   "Proportional Adjustment" shall mean an adjustment made to the price of the Series Preferred Stock upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change with respect to such security, so that the price of one share of the Series Preferred Stock before the occurrence of any such change shall equal the aggregate price of the share (or shares or fractional share) of such security (or any other security) received by the holder of the Series Preferred Stock with respect thereto upon the effectiveness of such change.

                  PART B. ADDITIONAL SERIES OF PREFERRED STOCK

     B.1 DESIGNATION OF ADDITIONAL SERIES OF PREFERRED STOCK. Subject to Section A.6 hereof, the Board of Directors is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more other series of Preferred Stock in addition to the Series Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

                (a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

                (b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

                (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;

                (d) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                (e) the amount or amounts payable with respect to shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                (f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                (g) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                (h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or series;

                (i) the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the

Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and

                (j) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

     The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock (other than the Series Preferred Stock) which has been designated to one or more series of Preferred Stock pursuant to this Section B.1.

                              PART C. COMMON STOCK

     C.1 DESIGNATION. The designation of this class of capital stock shall be "Common Stock," par value $.01 per share ("Common Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, shall be as set forth in this Part C. The number of authorized shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding and those reserved for issuance upon conversion of the Series Preferred Stock) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

     C.2 VOTING. Each Common Stockholder shall be entitled to one vote for each share of Common Stock held of record on all matters as to which Common Stockholders shall be entitled to vote, which voting rights shall not be cumulative.

     C.3 OTHER RIGHTS. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the Common Stockholders shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation (each, a "Liquidation") or otherwise, the right to receive ratably and equally, together with the holders of the Preferred Stock and the holders of outstanding shares of any other class or series of stock, all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such Liquidation, as provided herein.

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                                   ARTICLE IV

                                REGISTERED AGENT

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                    ARTICLE V

                               BOARD OF DIRECTORS

     Subject to the provisions of Section A.6(c) of Article III hereof, the number of directors of the Board of Directors shall be not in excess of seven
(7) persons, five (5) of whom shall be Preferred Directors, as defined in Section A.6(b)(i) of Article III hereof. Unless and except to the extent that the By-laws of the Corporation otherwise require, the election of directors of the Corporation need not be by written ballot.

                                   ARTICLE VI

                                     BY-LAWS

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to the provisions of Section A.6 of Article III hereof.

                                   ARTICLE VII

                               PERPETUAL EXISTENCE

     The Corporation is to have perpetual existence.

                                  ARTICLE VIII

                              AMENDMENTS AND REPEAL

     Except as otherwise specifically provided in this Sixth Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Sixth Restated Certificate of Incorporation, and to add or insert other provisions authorized at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Sixth Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

                                   ARTICLE IX

                          COMPROMISES AND ARRANGEMENTS

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under
Section 279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, then such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

                                    ARTICLE X

                             LIMITATION OF LIABILITY

     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; PROVIDED, HOWEVER, that nothing contained in this Article X shall eliminate or limit the liability of a director:

                (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders;

                (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

                (c) under Section 174 of the General Corporation Law of the State of Delaware; or

                (d) for any transaction from which the director derived improper personal benefit.

     No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE XI

                                 INDEMNIFICATION

     1. ACTIONS, SUITS AND PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

     2. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

     3. INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or NOLO CONTENDERE by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

     4. NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

     5. ADVANCE OF EXPENSES. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this

Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

     6. PROCEDURE FOR INDEMNIFICATION. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

     7. REMEDIES. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

     8. SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     9. OTHER RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     10. PARTIAL INDEMNIFICATION. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

     11. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

     12. CONSOLIDATION. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

     13. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

     14.  DEFINITIONS.  Terms used herein and defined in Section 145(h) and
Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

     15. SUBSEQUENT LEGISLATION. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     IN WITNESS WHEREOF, the undersigned has caused this Sixth Restated Certificate Of Incorporation to be duly executed on its behalf as of November 20, 2001.

                                   NITROMED, INC.


                                   By:  /s/ Michael D. Loberg
                                      -----------------------------
                                   Michael D. Loberg
                                   Chief Executive Officer

                            CERTIFICATE OF AMENDMENT

                                       OF

                   SIXTH RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 NITROMED, INC.


                             PURSUANT TO SECTION 242

                        OF THE GENERAL CORPORATION LAW OF

                              THE STATE OF DELAWARE

     NitroMed, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

     RESOLVED: That Section A.6(c)(iv)(B) of Article III of the Sixth Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

     "(B) entered into pursuant to the 1993 Equity Incentive Plan of the Corporation, as amended with requisite Board and Stockholder approvals from time to time, (the "1993 Equity Incentive Plan"), the 2003 Stock Incentive Plan of the Corporation, as amended with requisite Board and Stockholder approvals from time to time, (the "2003 Stock Incentive Plan"), or any stock option plan which has been adopted by the Corporation and approved by the Board of Directors and by the holders of at least a majority of the combined voting power of the Series Preferred Stock then outstanding (including any outstanding shares of Common Stock issued upon conversion thereof), and the forms of option agreements under the 1993 Equity Incentive Plan and 2003 Stock Incentive Plan are satisfactory in form and in substance, except for immaterial changes thereto may from time to time by officers of the Corporation, to the Board of Directors and to the holders of at least a majority of the combined voting power of the Series Preferred Stock then outstanding (including any outstanding shares of Common Stock issued upon conversion thereof),"

     RESOLVED: That Section A.6(c)(x) of Article III of the Sixth Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

     "amend, modify or terminate the 1993 Equity Incentive Plan, amend, modify or terminate the 2003 Stock Incentive Plan, or amend or modify any stock option agreement or restricted stock purchase agreement entered into between the Corporation and its employees, directors or consultants, except for immaterial changes made thereto from time to time by officers of the Corporation; or"

     RESOLVED: That Section A.7(d)(iv)(B) of Article III of the Sixth Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

     "A.7(d)(iv)(B) Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement, including pursuant to any option granted under the 1993 Equity Incentive Plan, as amended, or the 2003 Stock Incentive Plan to purchase, or rights to subscribe for, such Common Stock, that is set forth on Schedule 5.2 to the Series F Stock Purchase Agreement or that has been approved in form and substance by the holders of at least a majority of the combined voting power of the Series Preferred Stock then outstanding (determined in accordance with Section A.6(a) hereof and including in such calculation any shares of Series Preferred Stock which have been converted by the holder thereof into shares of the Corporation's Common Stock), and which, as a condition precedent to the issuance of such shares, provides for the vesting of such shares and subjects such shares to restrictions on transfers and rights of first offer or refusal in favor of the Corporation on terms that have been approved by the holders of at least a majority of the combined voting power of the Series Preferred Stock then outstanding (determined in accordance with Section A.6(a) hereof and including in such calculation any shares of Series Preferred Stock which have been converted by the holder thereof into Shares of the Corporation's Common Stock) (collectively, the "Required Terms"), unless any of such Required Terms are waived by holders of shares representing at least a majority of the voting power of the Series Preferred Stock then outstanding (determined as set forth in Section A.6(a) hereof);"

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 12th day of May, 2003.

                                   NITROMED, INC.


                                   By:/s/ Michael D. Loberg
                                      -------------------------
                                      Michael D. Loberg
                                      Chief Executive Officer

                            CERTIFICATE OF AMENDMENT
                                       OF
                   SIXTH RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 NITROMED, INC.

     The Directors of the Corporation duly approved an amendment to the Sixth Restated Certificate of Incorporation at a regular meeting of the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware. The stockholders of the Corporation duly adopted the amendment to the Sixth Restated Certificate of Incorporation of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent will be given to all stockholders who have not consented in writing to said amendment. The resolution setting forth this amendment is as follows:

RESOLVED:      That the Sixth Restated Certificate of Incorporation of the
               Corporation be amended by deleting the first paragraph of Article
               III in its entirety and inserting the following in lieu thereof:

               (a) AUTHORIZATION. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 56,362,798, consisting of:

                    (i) 34,688,320 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which:

                          (A) 5,000,000 shares shall be designated "Series A
               Convertible Preferred Stock" (the "Series A Stock");

                          (B) 17,005,330 shares shall be designated "Series B
               Convertible Preferred Stock" (the "Series B Stock");

                          (C) 3,157,895 shares shall have been designated
               "Series C Convertible Preferred Stock" (the "Series C Stock");

                          (D) 2,137,791 shares shall have been designated
               "Series D Convertible Preferred Stock" (the "Series D Stock");

                          (E) 7,137,304 shares shall have been designated
               "Series E Convertible Preferred Stock" (the "Series E Stock");

                          (F) 250,000 shares shall have been designated "Series
               F Junior Convertible Preferred Stock" (the Series F Junior Stock"); and

                    (ii) 21,674,478 shares of Common Stock, par value $.01 per share (the "Common Stock").

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Financial Officer on this 31st day of July, 2003.

                                   NITROMED, INC.


                                   By:/s/ Joseph Grimm
                                      --------------------------
                                      Joseph Grimm
                                      Chief Financial Officer